Exhibit 4

April 24, 2018

The Republic of Indonesia

Ministry of Finance

Gedung Frans Seda

4th Floor Jalan DR.

Wahidin Raya No. 1

Jakarta 10710

Indonesia

Ladies and Gentlemen:

We have acted as special United States counsel to the Republic of Indonesia (the “Republic”) in connection with the Republic’s offering, pursuant to a registration statement (No. 333-223441) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”) of €1,000,000,000 aggregate principal amount of the Republic’s 1.750% Bonds due 2025 (the “2025 Bonds”) and the U.S.$1,000,000,000 aggregate principal amount of the Republic’s 4.100% Bonds due 2028 (the “2028 Bonds”, together with the 2025 Bonds, the “Bonds”), issued pursuant to an indenture dated as of December 11, 2017 (the “Indenture”), among the Republic, Bank Indonesia, The Bank of New York Mellon, as trustee (the “Trustee”) and the other parties named therein. Such Registration Statement, as of April 17, 2018, the date on which the most recent Form 18-K/A was filed as an amendment thereto, insofar as it relates to the Bonds (as determined for purposes of Rule 430B(f)(2) under the Securities Act), but excluding the documents incorporated by reference therein, are herein called the “Registration Statements”; the related prospectus dated March 16, 2018 included in the Registration Statement as filed with the Commission, but excluding the documents incorporated by reference therein, is herein called the “Base Prospectus”; the related preliminary prospectus supplement dated April 17, 2018, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Preliminary Prospectus Supplement”; and the related prospectus supplement dated April 17, 2018, as filed with the Commission pursuant to Rule 424(b) under the Securities Act, but excluding the documents incorporated by reference therein, is herein called the “Final Prospectus Supplement.” The Base Prospectus and the Preliminary Prospectus Supplement together are herein called the “Pricing Prospectus,” and the Base Prospectus and the Final Prospectus Supplement together are herein called the “Final Prospectus.”

Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the cities listed above.

The Republic of Indonesia

Ministry of Finance, p. 2

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	the Final Prospectus;

(c)	an executed copy of the Indenture;

(d)	an executed copy of the Authorization Certificate related to the 2025 Bonds, dated as of April 24, 2018, pursuant to which the terms of the 2025 Bonds were established;

(e)	an executed copy of the Authorization Certificate related to the 2028 Bonds, dated as of April 24, 2018, pursuant to which the terms of the 2028 Bonds were established;

(f)	a facsimile copy of the 2025 Bonds, in global form as executed by the Republic and authenticated by the Trustee;

(g)	a facsimile copy of the 2028 Bonds, in global form as executed by the Republic and authenticated by the Trustee;

(h)	an executed copy of the terms agreement relating to the 2025 Bonds, dated as of April 17, 2018, between the Republic and the underwriters named therein (the “2025 Bonds Underwriting Agreement”); and

(i)	an executed copy of the terms agreement relating to the 2028 Bonds, dated as of April 17, 2018, between the Republic and the underwriters named therein (the “2028 Bonds Underwriting Agreement”).

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such other documents and other certificates of public officials and representatives of the Republic and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Bonds have been duly authenticated in accordance with the terms of the Indenture and paid in accordance with the terms of the 2025 Bonds Underwriting Agreement or the 2028 Bonds Underwriting Agreement, as applicable.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Bonds are valid, binding and enforceable obligations of the Republic, entitled to the benefits of the Indenture.

The Republic of Indonesia

Ministry of Finance, p. 3

In giving the foregoing opinion, (a) we have assumed that each of the Republic and the Trustee has satisfied those legal requirements that are applicable to it to the extent necessary to make the Indenture and the Bonds enforceable against the parties thereto (except that no such assumption is made as to the Republic regarding matters of the federal law of the United States or the law of the State of New York that in our experience normally would be applicable in relation to the Indenture and the Bonds), and (b) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinion is subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

The enforceability in the United States of the waiver by the Republic of its immunities, as set forth in Section 9.7 of the Indenture and Paragraph 16 of the terms and conditions of the Bonds is subject to the limitations imposed by the Foreign Sovereign Immunities Act of 1976. We express no opinion as to the enforceability of any such waiver of immunity to the extent that it purports to apply to any immunity to which the Republic may become entitled after the date hereof.

We also note that the designation in Section 9.7 of the Indenture and Paragraph 16 of the terms and conditions of the Bonds of the U.S. federal courts sitting in the Borough of Manhattan, The City of New York as the venue for actions or proceedings relating to the Indenture and the Bonds, respectively, is (notwithstanding the waiver in Section 9.7 of the Indenture and Paragraph 16 of the terms and conditions of the Bonds) subject to the power of such courts to transfer actions pursuant to 28 U.S.C. § 1404(a) or to dismiss such actions or proceedings on the grounds that such a federal court is an inconvenient forum for such an action or proceeding.

We express no opinion as to the enforceability of Paragraph 17 of the terms and conditions of the Bonds relating to currency indemnity.

The foregoing opinion is limited to the federal law of the United States of America and the law of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to Amendment No. 2 to the Republic’s Annual Report on Form 18-K for the Fiscal Year ended December 31, 2017 and to the references to us under the heading “Validity of the Securities” in the Base Prospectus and “Validity of the Bonds” in the Final Prospectus Supplement. In giving such consent, we do not hereby admit that we are experts with respect to any part of the Registration Statements, including this exhibit, within the meaning of the term “expert” as used in the Securities Act, or the rules and regulations of the Commission issued thereunder. The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

The Republic of Indonesia

Ministry of Finance, p. 4

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By:	/s/ Shuang Zhao
Shuang Zhao, a Partner